Exhibit 99.02

Deloitte & Touche

Earlsfort Terrace
Dublin 2
Ireland

Tel:   +353 (1) 417 2200
Fax:  +353 (1) 417 2300

December 13, 2002

Securities and Exchange Commission,

Mail Stop 11-3

450 5th Street, N.W.

Washington, DC 20549

Dear Sir or Madam,

Re: ESG Re Limited

We have read the comments in Item 4 of Form 8-K filed by ESG Re Limited (“the Company”), dated December 2, 2002, and agree with the statements made therein, with the exception of the following:

1.               With regard to the second sentence of the first paragraph, at the time of our resignation on November 22, 2002, we orally informed the Company that the reasons we had decided to resign as auditors included, but were not limited to:

•                 the stated refusal of the Company to include in its September 30, 2002 condensed consolidated financial statements, disclosures of significant uncertainties relating to the Company’s financial position, the inclusion of which we believed to be necessary under generally accepted accounting principles in the United States of America;

•                 the stated refusal of the Company to make adjustments, identified by us, to the September 30, 2002 condensed consolidated financial statements in order to comply with generally accepted accounting principles in the United States of America;

•                 the Company’s failure to show to us the Form 12b-25 dated November 15, 2002, prior to, or after its filing, and the inclusion of two misstatements in that form: -

(i)                                     the statement regarding the Company’s expectation of the net loss to be reported for the quarter September 30, 2002 did not take account of several potential adjustments which were the subject of discussion with the Company; and

(ii)                                  the statement that the Company’s Form-10Q for quarter ended September 30, 2002 could not be filed within the prescribed time period because its independent auditors needed additional time to complete their review did not refer to the ongoing dialogue of questions and responses between the Company and ourselves;

and

•                 the departure on November 7, 2002 of the Company’s Senior Financial Officer.

2.               With regard to the last sentence of the third paragraph, at the time of our resignation we had received both oral and written communications from senior management of the Company stating that it did not agree with the seven items listed in the third paragraph.

3.               With regard to the fourth paragraph, we discussed with senior management of the Company, on a number of occasions prior to our resignation, the need for a restatement of prior period financial statements to reflect appropriate accounting for the Company’s co-reinsurance contract with ACE Limited.

4.               With regard to the fifth paragraph, we have concurrently with this letter communicated with the Audit Committee chairman in relation to the accounting disagreements and reportable event.

5.               We have no basis to agree or disagree with the first sentence of the sixth paragraph.

6.               We do not agree with the comments made in the third sentence of the seventh paragraph. As stated in paragraph 1 above, the Form 12b-25 did not refer to an ongoing dialogue of questions and responses between the Company and ourselves.

7.               Given that we had not completed our review of the quarter ended September 30, 2002, we have no basis for agreeing or disagreeing with the comments made in the last sentence of the seventh paragraph.

Yours faithfully,

Deloitte & Touche